EX 99.(a)(18)

VAN ECK WORLDWIDE INSURANCE TRUST

AMENDMENT NO. 17

TO MASTER TRUST AGREEMENT

           Amendment No. 17 to the Master Trust Agreement dated January 7, 1987, as amended (the “Agreement”) of Van Eck Worldwide Insurance Trust (the “Trust”), made at New York, New York, this 24th day of March, 2009.

WITNESSETH:

          WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust;

          WHEREAS, a majority of the Trustees of the Trust have duly voted to change the name of the Sub-Trust currently entitled “Worldwide Absolute Return Fund”, to be renamed “Worldwide Multi-Manager Alternatives Fund”, and to amend the Agreement accordingly; and

          WHEREAS, a majority of Trustees have duly authorized this amendment to the Agreement to be filed with the Secretary of State of the Commonwealth of Massachusetts.

NOW, THEREFORE, the initial paragraph of Article IV, Section 4.2 of the Agreement is amended to read in its entirety as follows:

“Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate five Sub-Trusts: Worldwide Bond Fund (Initial Class, Class R1 and Class S), Worldwide Emerging Markets Fund (Initial Class, Class R1 and Class S), Worldwide Hard Assets Fund (Initial Class, Class R1 and Class S), Worldwide Real Estate Fund (Initial Class, Class R1 and Class S) and Worldwide Multi-Manager Alternatives Fund (Initial Class). The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the rights and preferences set forth in this Declaration of Trust.”

          The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

/s/ Joseph J. McBrien
Joseph J. McBrien, Secretary

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

           Then personally appeared the above-named Joseph J. McBrien and acknowledged this instrument to be his/her free act and deed this 24th day of March, 2009.

/s/ Alison Y. Emanuel
Notary Public, State of new York
NO. 01EM5077310
Qualified in Queens County
Commission Expires May 5, 2011